Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
	Contacts:	James E. Braun, CFO Newpark Resources, Inc. 281-362-6800 Ken Dennard, Managing Partner Dennard Rupp Gray & Easterly, LLC ksdennard@drg-e.com 713-529-6600
NEWPARK RESOURCES ANNOUNCES NEW PRESIDENT OF
MATS AND INTEGRATED SERVICES
AND ENVIRONMENTAL SERVICES BUSINESSES
THE WOODLANDS, TX — OCTOBER 18, 2010 — Newpark Resources, Inc. (NYSE: NR) (the “Company”) today announced that Jeff Juergens, age 54, has been named President of Newpark’s Mats and Integrated Services and Environmental Services businesses, effective October 18, 2010. Mr. Juergens will also serve as an Executive Officer of the Company and will be based in Lafayette, Louisiana.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are extremely pleased to welcome Jeff to our management team. He brings us over 30 years of widespread experience in the oil and gas services industry, including both domestic and international operations. He has a successful record of managing multiple operating locations for profitability and growth, and we look forward to his contribution and leadership.”
Before joining Newpark, Mr. Juergens held the position of Chief Executive Officer of B&B Oilfield Services, where he successfully led and refocused the company to regain profitability. Previously from 2007 to 2009, he was at Omni Energy Services, where he led the company’s Seismic Drilling Division as General Manager. Prior to 2007, he served SPS International, a wellbore cleanup tools and technology company, as Vice President International Operations, with responsibility for the development of operations in Canada and Latin America. Mr. Juergens began his career with BJ Services and also worked for Baker Hughes. Mr. Juergens has a bachelor’s degree in business and economics from Arkansas State University and a Masters in Business Administration from University of Phoenix.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2009, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, the impact of severe weather, particularly in the U.S. Gulf Coast, and restrictions on offshore drilling activity in the Gulf of Mexico. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.
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